Exhibit 10.2

ADDENDUM TO EMPLOYMENT AGREEMENT

IT IS MUTUALLY UNDERSTOOD AND AGREED BY THE UNDERSIGNED that the Employment Agreement (the “Employment Agreement”) entered into on the 3rd day of September, 2001 by and between Newcor, Inc., a corporation incorporated under the laws of Delaware with a principal place of business at 4850 Coolidge, Suite 100, Royal Oak, Michigan 48073 (“Newcor”), and David A. Segal (“Segal”), of 3527 Oak Lawn Avenue, Dallas, Texas, 75219, shall be amended as follows as of this      day of             .

Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Employment Agreement.

WHEREAS, on February 25, 2002 (the “Commencement Date”), Newcor and its subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”), commenced cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”); and

WHEREAS, on March 11, 2002, pursuant to section 1102 of the Bankruptcy Code, the United States Trustee for the District of Delaware appointed a statutory committee of unsecured creditors (the “Creditors’ Committee”); and

WHEREAS, the Debtors and Creditors’ Committee negotiated the terms of the First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, As Modified, dated December 30, 2002 (the “Plan”), which was confirmed by the United States Bankruptcy Court for the District of Delaware on December 31, 2002; and

WHEREAS, the Plan provides for, among other things, the issuance by Reorganized Newcor (as defined in the Plan) of $28 million of new senior unsecured notes to Holders of Allowed Claims in Class 4 (as defined in the Plan) (the “New Notes”), which New Notes shall be governed by an indenture (the “Indenture”); and

WHEREAS, the Plan also provides for the assumption by Newcor on the Effective Date (as defined in the Plan) of the Employment Agreement, and the amendment of the Employment Agreement by the terms of this Addendum; and

WHEREAS, Newcor and Segal agree that no cure payments or other amounts are due or payable by the Debtors in connection with the assumption of the Employment Agreement and its amendment by the terms hereof; and

WHEREAS, in connection with the Plan negotiations, Segal has agreed to enter into this Addendum to modify certain terms of the Employee Agreement.

NOW THEREFORE, in consideration of the Plan and the issuance of the New Notes, Newcor and Segal agree as follows:

1.	Section 2 of the Employment Agreement is hereby amended to provide that (a) the term of the Employment Agreement shall be three (3) years from the Effective Date (as defined in the Plan) and (b) commencing on the third anniversary of the Effective Date (as defined in the Plan) and at the conclusion of each three (3) year period thereafter, the term of this Addendum shall be automatically extended for an additional three (3) year period unless Segal’s employment is terminated pursuant to Section 8 of the Employment Agreement.

2.	Section 5(a) of the Employment Agreement is hereby amended to provide that Segal’s Base Salary shall not be increased or adjusted upward at any time under any circumstances, except that the Base Salary may be increased annually by a percentage equal to the increase of the Consumer Price Index, all commodities, as reported by the Department of Labor. The base period for this calculation shall be the 2002 calendar year.

3.

Section 5(b) of the Employment Agreement is hereby amended to provide that (a) any minimum bonus accruing under Section 5(b) of the Employment Agreement shall be deferred and shall not be payable or paid, and shall not be assertable as a claim against Newcor or any of its subsidiaries or affiliates, until the 91st day after the New Notes and all amounts payable under or in connection with the Indenture are paid in full, (b) any calculation or determination of Newcor’s pretax profit shall exclude non-cash income items, including cancellation of indebtedness income, and (c) during any calendar year in which Newcor fails to pay in cash all interest accruing on the New Notes in such year, any bonus that is earned in such year shall accrue, but shall be deferred and shall not be payable or paid, and shall not be assertable as a claim against Newcor or any of its subsidiaries or affiliates, until the 91st day after all such interest is paid in cash in full, and in the event any bonus in such year (regardless of the year in which such bonus was earned) had previously been paid, Segal shall promptly disgorge such bonus to Newcor; provided, however, that, 91 days after the interest is paid in cash in full, Newcor shall pay the deferred bonus to Segal subject to the terms of this Section 3.

4.	Section 8 of the Employment Agreement is hereby amended to provide that (a) no amounts shall be payable by, and no claims shall be assertable against, Newcor or any of its subsidiaries or affiliates under such Section 8, (b) without limiting the foregoing, any right to severance that accrues shall be deferred and shall not be payable or paid, and shall not be assertable as a claim against Newcor or any of its subsidiaries or affiliates, until the 91st day after the New Notes and all amounts payable under or in connection with the Indenture are paid in full and (c) Newcor will purchase a life insurance and/or disability policy for the benefit of Segal, provided that the premiums for such policy or policies shall not exceed $30,000 per annum in the aggregate.

5.	Unless otherwise amended by this Addendum, the Employment Agreement is in full force and effect.

6.	This Addendum shall terminate and the Employment Agreement shall be in full force and effective in its entirety on the 91st day after the payment in full of the New Notes and all amounts payable under or in connection with the Indenture and the termination of the Indenture.

7.	The holders of the New Notes are hereby made third party beneficiaries of this Addendum and shall be able to enforce the terms hereof. Neither this Addendum not the Employment Agreement may be amended or modified without the prior written consent of the holders of a majority of the outstanding principal amount of the New Notes.

IN WITNESS WHEREOF the parties have executed this Addendum the day and year first above written.

NEWCOR, INC		EMPLOYEE

By:	/s/ James S. Connor	/s/ David A. Segal
	James S. Connor	David A. Segal
President